CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 19, 2023 with respect to the consolidated financial statements of G.D.M. Group Holding Limited for year ended December 31, 2022, included in the Form 8-K/A of Digital Media Solutions, Inc. filed with the Securities and Exchange Commission on June 12, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Digital Media Solutions, Inc.:

a.Form S-8 (No. 333-248976) pertaining to the 2020 Omnibus Incentive Plan;
b.Form S-3 (No. 333-240278);
c.Form S-3 (No. 333-256518);
d.Form S-3 (No. 333-267172); and
e.Form S-3 (No. 333-271563).

/s/ Grant Thornton (Cyprus) Limited

Nicosia, Cyprus
June 12, 2023